Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: David Jones Chief Financial Officer 865-293-5522
TeamHealth Announces Third Quarter 2005 Results
KNOXVILLE, Tenn. — October 31, 2005 — TeamHealth, Inc. today announced results for its third quarter ended September 30, 2005.
The Company reported net earnings of $8.4 million in the third quarter of 2005 versus $3.1 million in the third quarter of 2004. The 2004 results included an impairment loss provision of $7.4 million to reduce the carrying value of goodwill associated with the Company’s military staffing business. Net revenue less provision for uncollectibles (“revenue less provision”) for the third quarter of 2005 increased 2.5% to $257.4 million from $251.0 million in 2004. Military staffing revenue declined $8.7 million between periods as a result of the military re-contracting its healthcare staffing contracts in 2004. Same contract revenue less provision increased 8.3% or $16.7 million, to $217.7 million in the third quarter of 2005 from $201.0 million for the same period of 2004.
Net earnings for the nine months ended September 30, 2005 were $38.4 million compared to a loss of $52.8 million for the nine months ended September 30, 2004. Included in the financial results for the nine months ended September 30, 2005 is a reduction in professional liability reserves related to prior years of $7.6 million. The financial results for the nine months ended September 30, 2004 include approximately $14.7 million of pretax refinancing costs associated with a refinancing of the Company’s capital structure as well as a goodwill impairment loss provision in the amount of $73.2 million. Net revenue less provision for the nine months ended September 30, 2005 decreased 0.4% to $765.7 million from $768.4 million in the prior year period. The decrease between periods includes a reduction of military staffing revenue of $57.9 million. For the first nine months of 2005, same contract revenue less provision increased 10.7% or $56.9 million, to $587.5 million in 2005 from $530.6 million in the same period of 2004.

As of September 30, 2005, TeamHealth had cash of $26.7 million and $74.3 million of available capacity under its revolving credit facility. In the nine months ended September 30, 2005, the Company repaid $80.6 million of outstanding debt. Total outstanding indebtedness as of September 30, 2005 was $347.5 million. Cash flow provided by operations (after interest, taxes and changes in working capital) for the first nine months ended September 30, 2005 was $50.0 million compared to $49.9 million in 2004.
On October 11, 2005, an agreement was reached between Team Health Holdings, L.L.C. (“Holdings”), the parent corporation of the Company, and acquisition corporations controlled by Blackstone Group (“Blackstone”), whereby Blackstone will acquire 92.4% of the ownership interest of Holdings. In addition, certain common shares of the Company held directly by members of management are to be exchanged for ownership units of Holdings. Consummation of the merger is subject to various customary conditions, including adoption of the merger agreement by the Company’s stockholders, the absence of certain legal impediments to the consummation of the merger and the receipt of certain regulatory approvals. Blackstone has obtained equity and debt financing commitments for the transactions contemplated by the merger agreement, which are subject to customary conditions.
In conjunction with the financing of the transaction, on October 25, 2005 the Company announced a cash tender offer and related consent solicitation of its 9% Senior Subordinated Notes. The consent solicitation is scheduled to expire on November 8, 2005 and the cash tender offer is scheduled to expire on November 23, 2005.
Lynn Massingale, M.D., Chairman and CEO of TeamHealth said, “As we previously announced, TeamHealth has entered into a definitive agreement to be acquired by The Blackstone Group. Blackstone is a very experienced investor in the healthcare industry with significant industry knowledge and insight. The current management team will continue to lead the Company and will also remain significant investors in TeamHealth. We look forward to working with Blackstone in this new relationship as we continue to grow and develop value added solutions that benefit our affiliated physician groups, their patients and our client hospitals.

“We anticipate that the Blackstone transaction will close during the 4th quarter of 2005. As part of the transaction, we intend to refinance our Senior Secured Credit Facilities, redeem our 9% Senior Subordinated Notes, and enter into a new financing arrangement including a new Senior Secured Credit Facility and a new Senior Subordinated Notes issue. A consent solicitation and cash tender offer to purchase any and all of the outstanding 9% Senior Subordinated Notes was launched on October 25, 2005.
“As part of the military’s 2004 re-contracting process involving the TriCare program, our military staffing unit was awarded certain contracts on a one year basis, while other contracts were awarded to us with a two to five year extension at the military’s option. A significant portion of these contracts, as well as contracts awarded to other staffing contractors, were up for bid and awarded on or around October 1, 2005. We are pleased to report that the Company was successful in retaining existing business, as well as winning new bid awards with estimated annual revenue of $164.0 million following the October 1, 2005 bidding process. As we head into 2006, these recently awarded contracts provide a stable base of revenue to allow for a resumption of growth in our military staffing unit following the significant industry-wide changes in 2004.
“Despite the year over year decline in revenue associated with the military staffing unit, we continue to see favorable trends and momentum in other areas of the business as evidenced by the year over year growth in non-military net revenue less provision for uncollectibles of $55.2 million or 9.3%.”
About Team Health
Founded in 1979, TeamHealth is headquartered in Knoxville, Tennessee. TeamHealth is affiliated with 5,000 healthcare professionals who provide emergency medicine, radiology, anesthesia, hospitalist, urgent care and pediatric staffing and management services to approximately 490 civilian and military hospitals, surgical centers, and clinics in 44 states. For more information about Team Health, visit www.teamhealth.com.

Statements in this document that are not historical facts are hereby identified as “forward looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 27A of the Securities Act of 1933 (the “Securities Act”). Team Health, Inc. (the “Company”) cautions readers that such “forward looking statements”, including without limitation, those relating to the Company’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this document or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.” Moreover, the Company, through its senior management, may from time to time make “forward looking statements” about matters described herein or other matters concerning the Company. The Company disclaims any intent or obligation to update “forward looking statements” to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
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Team Health, Inc.
Financial Highlights
(in thousands)
(unaudited)

	Three Months Ended
	September 30,
	2005	2004
	(Unaudited)
	(In thousands)
Net revenue	$410,423	$392,745
Provision for uncollectibles	153,002	141,700

Net revenue less provision for uncollectibles	257,421	251,045
Cost of services rendered
Professional service expenses	193,726	186,328
Professional liability costs	13,091	14,921

Gross profit	50,604	49,796
General and administrative expenses	25,966	25,889
Management fee and other expenses (income)	(204)	161
Depreciation and amortization	2,659	3,378
Interest expense, net	6,612	7,349
Estimated impairment loss	—	7,358
Transaction costs	1,247	—

Earnings before income taxes	14,324	5,661
Provision for income taxes	5,974	2,555

Net earnings attributable to common stockholders	$8,350	$3,106

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Team Health, Inc.
Financial Highlights
(in thousands)
(unaudited)

	Nine Months Ended
	September 30,
	2005	2004
	(Unaudited)
	(In thousands)
Net revenue	$1,210,094	$1,178,778
Provision for uncollectibles	444,365	410,329

Net revenue less provision for uncollectibles	765,729	768,449
Cost of services rendered
Professional service expenses	560,370	572,275
Professional liability costs	31,483	44,813

Gross profit	173,876	151,361
General and administrative expenses	76,732	74,708
Management fee and other expenses	1,957	774
Depreciation and amortization	8,825	10,322
Interest expense, net	20,525	21,675
Refinancing costs	—	14,731
Estimated impairment loss	1,560	73,177
Transaction costs	1,247	—

Earnings (loss) before income taxes	63,030	(44,026)
Provision for income taxes	24,615	8,821

Net earnings (loss)	38,415	(52,847)
Dividends on preferred stock	—	3,602

Net earnings (loss) attributable to common stockholders	$38,415	$(56,449)

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Team Health, Inc.
Supplemental Information
(in thousands)

	September 30,	December 31,
	2005	2004
	(unaudited)	(audited)
Cash and cash equivalents	$26,660	$17,931
Short-term investments	—	64,651
Accounts receivable, net	173,454	160,852
Long-term debt, including current portion	347,543	428,125
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